EXHIBIT 99.1

MetroCorp Bancshares, Inc. Announces Fourth Quarter 2009 Results

HOUSTON, Jan. 30, 2010 (GLOBE NEWSWIRE) -- MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank, serving California, today announced the results for the fourth quarter of 2009.

Fourth Quarter Highlights

  Net loss of ($5.9 million) for the fourth quarter of 2009, which included a $2.5 million non-cash after-tax goodwill impairment charge, compared with net loss of ($4.7 million) for fourth quarter of 2008.
  Diluted loss per common share for the fourth quarter of 2009 of ($0.59), compared with ($0.44) per share for fourth quarter of 2008.
  Total risk-based capital ratio increased to 13.88% at December 31, 2009 compared with 10.17% at December 31, 2008 and 13.77% at September 30, 2009.
  Liquidity continued to increase through core deposit growth, and the total loan to total deposit ratio improved from 106.06% in the fourth quarter of 2008 to 93.61% in the fourth quarter of 2009.
  Total deposits grew 7.5% from December 31, 2008 to $1.36 billion at December 31, 2009.
  Provision for loan losses for the fourth quarter of 2009 was $10.8 million compared with $11.8 million for the fourth quarter of 2008.
  Allowance for loan losses was 2.36% of total loans at December 31, 2009 compared with 1.80% at December 31, 2008, and 1.95% at September 30, 2009.
  Net nonperforming assets to total assets at December 31, 2009 was 6.51% compared with 3.53% at December 31, 2008, and 4.05% at September 30, 2009.

George M. Lee, Executive Vice Chairman, President and CEO of MetroCorp Bancshares, Inc. stated, “Our core revenue performance in terms of net interest income and noninterest income were stable and comparable to 2008.  The fourth quarter 2009 net loss of $5.9 million as well as the $5.7 million net loss for the year ended December 31, 2009 was primarily related to the increase in the provision for loan losses and goodwill impairment charge.  Our fourth quarter net loss of $0.59 per diluted share included the effect of dividends on preferred stock of $0.05 per diluted share and the non-cash goodwill impairment charge of $0.23 per diluted share, compared with the $0.44 per diluted share loss for the fourth quarter 2008, which did not have the effect of preferred stock dividend.

“During the fourth quarter of 2009, we reviewed the carrying value of our goodwill in light of the continued weakness and adverse economic conditions with respect to our California markets and the relationship between our net book value and tangible net book value, and determined to record a non-cash impairment charge of $2.5 million on the carrying value of our goodwill. The non-cash charge is being recorded as a component of noninterest expense for the fourth quarter of 2009. The goodwill impairment charge, which is a non-cash write-off, does not affect our normal operations, tangible capital, regulatory capital, cash flow or liquidity.

“Our capital base is well above the level to be considered “well-capitalized” under regulatory guidelines, and our total risk-based capital ratio continued to increase to 13.88% as of end of December 31, 2009 -- our best for the past five years, and a slight improvement over 13.77% for third quarter of 2009.

“Other than ORE expenses, FDIC assessments and the goodwill impairment, all categories of noninterest expense for the fourth quarter and year ended December 31, 2009 were lower than in 2008. On a linked quarter basis, comparing with third quarter 2009, the provision for loan losses increased from $3.6 million for the three months ended September 30, 2009 to $10.8 million for fourth quarter of 2009, while other core performance factors remained stable. The net interest margin of 3.73% for the fourth quarter of 2009 remained strong and stable compared with 3.86% for the third quarter of 2009 and 3.72% for the fourth quarter of 2008. Noninterest expenses, excluding goodwill impairment, increased only slightly by 0.6% or $64,000 from the third quarter of 2009, in spite of rising cost associated with a more stringent regulatory environment and costs related to problem asset work-outs and maintenance of ORE.  Management’s continuing aggressive cost control initiatives appears to be paying off.

“Our liquidity continued to improve through deposit growth and improved asset allocation. Our loan to deposit ratio trended favorably from 106.06% at December 31, 2008 to 94.23% at September 30, 2009 and to 93.61% at December 31, 2009. Core deposits, which include demand deposits, money market accounts, savings accounts and non-jumbo certificates of deposits, grew $53.0 million or 6.0% from December 31, 2008 to $934.7 million at December 31, 2009.

“The increase in nonperforming assets of $37.0 million between the third and fourth quarters of 2009, was primarily a result of management’s cautious and conservative approach in light of the regulatory and economic environment. Of the increase, $37.3 million related to loans from Texas and was partially offset by a $320,000 decrease in loans from California.  We were encouraged by the minor nonperforming asset decrease in California which compares favorably against other California peer banks. Our loans that are 30 days or more past due steadily declined from the peak at the end of the second quarter of 2009 of $41.9 million to $28.9 million at the end of the third quarter 2009 and $16.1 million at the end of the fourth quarter of 2009. Although nonperforming assets in Texas increased by $37.3 million, a significant portion of the loans were still current on payments as of December 31, 2009 under original loan terms; however the risk of further deterioration in repayment ability led to our cautious assessment of downgrading the loans to non-accrual status.

“We believe that with management’s focused credit controls and intensive work-out efforts, our nonperforming assets should improve during the upcoming quarters provided that the general economy does not continue to deteriorate. We look forward to a stronger 2010 as compared to 2009.”

Interest income and expense

Net interest income before the provision for loan losses for the three months ended December 31, 2009 was $14.2 million, an increase of $201,000 or 1.4% compared to $14.0 million for the same period in 2008.  The increase was due primarily to lower deposit costs as a result of interest rate cuts by the Federal Reserve. On a linked-quarter basis, net interest income before the provision for loan losses for the three months ended December 31, 2009 decreased $399,000 or 2.7% compared to $14.6 million for the three months ended September 30, 2009 primarily as a result of nonaccrual loan interest adjustments.

For the year ended December 31, 2009, net interest income before the provision for loan losses was $55.3 million, down $1.0 million or 1.8% compared to $56.3 million for the year ended December 31, 2008.  The decrease was due primarily to lower loan yields as a result of interest rate cuts and an increase in nonperforming assets.

The net interest margin for the three months ended December 31, 2009 was 3.73%, an increase of 1 basis point compared with 3.72% for the same period in 2008. The yield on average earning assets decreased 79 basis points, and the cost of average earning assets decreased 80 basis points.  On a linked-quarter basis, the net interest margin for the three months ended December 31, 2009 decreased 13 basis points compared with 3.86% for the three months ended September 30, 2009. The yield on average earning assets decreased 33 basis points, and the cost of average earning assets decreased 20 basis points.

The net interest margin for the year ended December 31, 2009 was 3.65%, a decrease of 22 basis points compared with 3.87% for the same period in 2008. The yield on average earning assets decreased 97 basis points, and the cost of average earning assets decreased 75 basis points.

Interest income for the three months ended December 31, 2009 was $20.8 million, down $2.7 million or 11.6% compared to $23.5 million for the same period in 2008, primarily due to lower loan yields and increased nonperforming assets. However, the effect of the decrease in loan yields was partially offset by rate floors set on certain variable rate loans, substantially all of which had reached the applicable floor rate as of December 31, 2009.  Average earning assets grew 1.0% for the fourth quarter of 2009 compared with the same period in 2008. Average total loans decreased 3.5% to $1.30 billion in the fourth quarter of 2009 compared with $1.35 billion for the fourth quarter of 2008. The yield on average earning assets for the fourth quarter of 2009 was 5.44% compared with 6.23% for the fourth quarter of 2008.

For the year ended December 31, 2009, interest income was $86.3 million, down $10.7 million or 11.0% compared to $97.0 million for the same period in 2008, primarily due to lower loan yields and an increase in nonperforming assets, but partially offset by the effect of loan floor rates.   Average earning assets grew 4.1% for the year ended December 31, 2009 compared with the same period in 2008. Average total loans increased 1.9% to $1.32 billion for the year ended December 31, 2009 compared with $1.29 billion for the year ended December 31, 2008. The yield on average earning assets for the year ended December 31, 2009 was 5.70% compared with 6.67% for the same period in 2008.

Interest expense for the three months ended December 31, 2009 was $6.5 million, down $3.0 million or 30.9% compared to $9.5 million for the same period in 2008, primarily due to lower cost of funds that was partially offset by the effect of an increase in interest-bearing deposits. Average interest-bearing deposits were $1.17 billion for the fourth quarter of 2009, an increase of $114.8 million or 10.9% compared with $1.05 billion for the same period of 2008. The cost of interest-bearing deposits for the fourth quarter of 2009 was 1.96% compared with 3.15% for the fourth quarter of 2008.  Average other borrowings, excluding junior subordinated debentures, were $25.8 million for the fourth quarter of 2009, a decrease of $115.6 million or 81.8% compared to $141.4 million for the fourth quarter of 2008. Other borrowings decreased primarily due to liquidity provided by deposit growth and the $45.0 million of funds received in January of 2009 from participation in the Capital Purchase Program (“CPP”).  The cost of other borrowings for the fourth quarter of 2009 was 3.65% compared with 1.60% for the fourth quarter of 2008. The cost increased as lower cost short-term FHLB borrowings were repaid and higher cost long-term borrowings remained outstanding.

For the year ended December 31, 2009, interest expense was $31.0 million, down $9.7 million or 23.8% compared to $40.7 million for the same period in 2008, primarily due to lower cost of funds that was partially offset by the effect of an increase in interest-bearing deposits.   Average interest-bearing deposits were $1.16 billion for the year ended December 31, 2009 compared with $1.02 billion for the year ended December 31, 2008, an increase of $138.8 million or 13.6%. The cost of interest-bearing deposits for the year ended December 31, 2009 was 2.42% compared with 3.47% for the year ended December 31, 2008.   Average other borrowings excluding junior subordinated debentures, were $36.6 million for the year ended December 31, 2009, a decrease of $103.4 million or 73.9% compared to $140.0 million for the same period of 2008. Other borrowings decreased primarily due to liquidity provided by deposit growth and the $45.0 million of funds received in January of 2009 from participation in the CPP. The cost of other borrowings for the year ended December 31, 2009 was 2.75% compared with 2.36% for the same period of 2008.

Noninterest income and expense

Noninterest income for the three months ended December 31, 2009 was $2.7 million, an increase of $819,000 or 43.4% compared to the same period in 2008. The increase for the three months ended December 31, 2009 was primarily the result of a gain on the sale of securities partially offset by a decrease in service fees.  For the year ended December 31, 2009, noninterest income was $8.9 million, an increase of $451,000 or 5.4% compared to the same period in 2008.  The increase for the year ended December 31, 2009 was primarily due to an increase in gains on securities transactions and other noninterest income partially offset by decreases in service fees, gains on the sale of loans, and loan related fees.

Noninterest expense for the three months ended December 31, 2009 was $14.2 million, an increase of $2.6 million or 22.8% compared with the same period in 2008. For the year ended December 31, 2009, noninterest expense was $48.5 million, an increase of $3.5 million or 7.7% compared with the same period in 2008. The increase in both periods was attributable primarily to the $2.5 million goodwill impairment charge. Excluding the goodwill impairment charge, noninterest expense for the three months ended December 31, 2009 was $11.7 million, an increase of $130,000 or 1.1% compared with the same period in 2008 and for the year ended December 31, 2009, noninterest expense was $46.0 million, an increase of $980,000 or 2.2% compared with the same period in 2008. The increase in both periods was mainly the result of higher expenses related to ORE and higher FDIC assessments, partially offset by decreases in salaries, employee benefits, other-than-temporary impairment ("OTTI") charges, and other noninterest expenses.

For the three months ended December 31, 2009, a $71,000 OTTI write down of investment securities was charged against earnings (and an additional noncredit-related OTTI of $53,000 was recognized through equity). For the year ended December 31, 2009, a $708,000 OTTI write down of investment securities was charged against earnings (and an additional noncredit-related OTTI of $1.4 million was recognized through equity).

The FDIC assessment for the three months ended December 31, 2009 was $1.2 million, an increase of $961,000 compared to $242,000 for the same period in 2008. The FDIC assessment for the year ended December 31, 2009 was $3.9 million, an increase of $3.3 million compared to $617,000 for the same period in 2008.  The increase for the three months and year ended December 31, 2009 was due to the higher assessment rate effective in 2009 and the one-time special FDIC assessment that was expensed during the second quarter of 2009.

Salaries and employee benefits expense for the three months ended December 31, 2009 was $4.9 million, a decrease of $734,000 or 13.0% compared to $5.6 million for the same period in 2008. For the year ended December 31, 2009, salaries and employee benefits expense was $20.4 million, a decrease of $3.9 million or 16.0% compared to $24.3 million for the same period in 2008. Salaries and employee benefits expense for the three months and year ended December 31, 2009 declined primarily due to streamlined operations and decreases in bonus accrual and stock-based compensation expense. The number of full-time equivalent employees at December 31, 2009 was 296, a decrease of 7.5% compared with 320 at December 31, 2008.

Provision for loan losses

The following table summarizes the provision for loan losses and net charge-offs as of and for the quarters indicated:

	December 31, 2009	September 30, 2009	June 30, 2009	December 31, 2008
	(dollars in thousands)
Allowance for Loan Losses
Balance at beginning of quarter	$25,603	$24,266	$24,158	$15,723
Provision for loan losses for quarter	10,803	3,596	1,827	11,846
Net charge-offs for quarter	(6,250)	(2,259)	(1,719)	(3,334)
Balance at end of quarter	$30,156	$25,603	$24,266	$24,235

Total loans	$1,276,950	$1,311,538	$1,321,478	$1,346,048

Allowance for loan losses to total loans	2.36%	1.95%	1.84%	1.80%
Net charge-offs to total loans	(0.49)%	(0.17)%	(0.13)%	(0.25)%

The provision for loan losses for the three months ended December 31, 2009 was $10.8 million, a decrease of $1.0 million compared with $11.8 million for the same period in 2008. The high level of provision for loan losses was primarily due to an increase in nonperforming assets since December 31, 2008 and higher net charge-offs for the fourth quarter of 2009. For the year ended December 31, 2009, the provision for loan losses was $23.5 million, an increase of $6.9 million compared with $16.6 million for the year ended December 31, 2008. On a linked-quarter basis, the provision for loan losses in the fourth quarter of 2009 increased primarily as a result of higher net charge-offs and nonperforming assets in the fourth quarter compared with the third quarter of 2009.

Net charge-offs for the three months ended December 31, 2009 were $6.3 million or 0.49% of total loans compared with net charge-offs of $3.3 million or 0.25% of total loans for the three months ended December 31, 2008. The charge-offs primarily consisted of $5.1 million in loans from Texas and $1.5 million in loans from California, partially offset by recoveries of $400,000 from both Texas and California. Net charge-offs for the year ended December 31, 2009 were $17.6 million or 1.38% of total loans compared with net charge-offs of $5.5 million or 0.41% of total loans for the year ended December 31, 2008.

Asset Quality

The following table summarizes nonperforming assets as of the dates indicated:

	December 31, 2009	September 30, 2009	December 31, 2008
	(dollars in thousands)
Nonperforming Assets
Nonaccrual loans	$76,217	$39,835	$48,239
Accruing loans 90 days or more past due	420	--	103
Troubled debt restructurings	6,892	5,962	4,474
Other real estate	22,291	23,012	4,825
Total nonperforming assets	105,820	68,809	57,641
Less nonperforming loans guaranteed by the SBA, Ex-Im Bank, or the OCCGF	(2,138)	(2,803)	(1,843)
Net nonperforming assets	$103,682	$66,006	$55,798

Net nonperforming assets to total assets	6.50%	4.05%	3.53%

Total nonperforming assets at December 31, 2009 were $105.8 million compared with $57.6 million at December 31, 2008. On a linked-quarter basis, total nonperforming assets increased $37.0 million to $105.8 million at December 31, 2009 compared with $68.8 million at September 30, 2009. The ratio of net nonperforming assets to total assets increased to 6.51% at December 31, 2009 from 4.05% at September 30, 2009, and 3.53% at December 31, 2008.

On a linked-quarter basis, total nonperforming assets increased by $37.3 million in Texas, partially offset by a $320,000 decrease in California. The increase in nonperforming assets in Texas consists primarily of $38.5 million in loans that were moved to nonaccrual status, $420,000 in loans over 90 days past due, $933,000 in troubled debt restructurings and $425,000 in ORE additions, partially offset by payments and charge offs, and sales of ORE. In California, the decrease in nonperforming assets was primarily the result of loan payoffs and write downs of ORE, partially offset by $2.5 million in loans that were moved to nonaccrual status.

On a linked-quarter basis, ORE decreased by approximately $721,000 compared with September 30, 2009, which included the effect of $3.0 million of ORE sales in Texas and write-downs of approximately $1.1 million in California, partially offset by $2.9 million of new foreclosed properties in California and $425,000 in Texas.

Net nonperforming assets, which are total nonperforming assets net of the portion of loans guaranteed by the Small Business Administration, the Export Import Bank of the United States, or the Overseas Chinese Community Guaranty Fund, at December 31, 2009 were $103.7 million compared with $55.8 million at December 31, 2008. Approximately $72.7 million of the nonaccrual loans are collateralized by real estate, which represented 95.4% of total nonaccrual loans at December 31, 2009. Management has been aggressive in identifying problem loans but continued weak economic conditions could cause further deterioration in the loan portfolio. Management is closely monitoring the loan portfolio and diligently working on problem loan resolutions.

Management conference call. On Monday, February 1, 2010, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the fourth quarter 2009 results. A brief management presentation will be followed by a question and answer period. To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference. The call will be webcast by Shareholder.com  and can be accessed at MetroCorp’s web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of December 31, 2009, the Company had consolidated assets of $1.6 billion. For more information, visit the Company’s web site at www.metrobank-na.com.

The MetroCorp Bancshares Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=2894

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company’s future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company’s control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company’s net interest margin; (3) the failure of or changes in management’s assumptions regarding the adequacy of the allowance for loan losses; (4) an adverse change in the real estate market in the Company’s primary market areas; (5) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (6) the effect of compliance, or failure to comply within stated deadlines of the provisions of the formal agreement between MetroBank and the Office of the Comptroller of the Currency; (7) changes in the availability of funds which could increase costs or decrease liquidity; (8) the effects of competition from other financial institutions operating in the Company’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (9) changes in accounting principles, policies or guidelines; (10) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company’s securities portfolio; (11) the incurrence and possible impairment of goodwill associated with an acquisition; and (12) the Company’s ability to adapt successfully to technological changes to meet customers’ needs and developments in the marketplace. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. These and other risks and factors are further described from time to time in the Company’s 2008 annual report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

MetroCorp Bancshares, Inc.
(In thousands, except share amounts)
(Unaudited)

	December 31,
	2009	2008
Consolidated Balance Sheets
Assets
Cash and due from banks	$26,087	$26,383
Federal funds sold and other short-term investments	82,006	11,718
Total cash and cash equivalents	108,093	38,101
Securities -held to maturity, at cost (fair value $4,352 at December 31, 2009)	4,044	--
Securities -available-for-sale, at fair value	98,368	102,104
Other investments	21,577	29,220
Loans, net of allowance for loan losses of $30,156 and $24,235, respectively	1,246,794	1,321,813
Accrued interest receivable	5,161	5,946
Premises and equipment, net	6,042	7,368
Goodwill	19,327	21,827
Core deposit intangibles	329	506
Customers' liability on acceptances	3,011	8,012
Foreclosed assets, net	22,291	4,825
Cash value of bank owned life insurance	28,526	27,090
Prepaid FDIC assessment	10,637	--
Other assets	17,791	13,426
Total assets	$1,591,991	$1,580,238

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$203,427	$204,107
Interest-bearing	1,160,740	1,065,046
Total deposits	1,364,167	1,269,153
Junior subordinated debentures	36,083	36,083
Other borrowings	25,513	139,046
Accrued interest payable	625	1,279
Acceptances outstanding	3,011	8,012
Other liabilities	5,872	7,506
Total liabilities	1,435,271	1,461,079
Commitments and contingencies	--	--
Shareholders' equity:
Preferred stock, $1.00 par value, 2,000,000 shares authorized; 45,000 shares issued and outstanding and none at December 31, 2008	44,718	--
Common stock, $1.00 par value, 50,000,000 shares authorized; 10,994,965 shares issued; 10,926,315 shares and 10,885,081 shares outstanding at December 31, 2009 and December 31, 2008, respectively	10,995	10,995
Additional paid-in-capital	29,114	28,222
Retained earnings	73,919	82,311
Accumulated other comprehensive loss	(1,106)	(910)
Treasury stock, at cost	(920)	(1,459)
Total shareholders' equity	156,720	119,159
Total liabilities and shareholders' equity	$1,591,991	$1,580,238
	--	--
Nonperforming Assets and Asset Quality Ratios
Nonaccrual loans	$76,217	$48,239
Accruing loans 90 days or more past due	420	103
Troubled debt restructuring	6,892	4,474
Other real estate ("ORE")	22,291	4,825
Total nonperforming assets	105,820	57,641
Less nonperforming loans guaranteed by the SBA, Ex-Im Bank, or the OCCGF	(2,138)	(1,843)
Net nonperforming assets	$103,682	$55,798

Net nonperforming assets to total assets	6.51%	3.53%
Net nonperforming assets to total loans and ORE	7.98%	4.13%
Allowance for loan losses to total loans	2.36%	1.80%
Allowance for loan losses to net nonperforming loans	37.05%	47.54%
Net charge-offs to total loans	1.38%	0.41%
Net charge-offs	$17,592	$5,539
Total loans to total deposits	93.61%	106.06%

MetroCorp Bancshares, Inc.
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended December 31		For the twelve months ended December 31,
	2009	2008	2009	2008
Average Balance Sheet Data
Total assets	$1,618,705	$1,587,785	$1,614,547	$1,546,611
Securities	106,272	105,997	108,669	119,233
Total loans	1,297,761	1,345,502	1,319,778	1,294,744
Allowance for loan losses	(26,472)	(16,727)	(25,015)	(15,457)
Net loans	1,271,289	1,328,775	1,294,763	1,279,287
Total interest-earning assets	1,512,470	1,497,309	1,513,936	1,453,910
Total deposits	1,377,250	1,269,146	1,364,538	1,229,246
Other borrowings and junior subordinated debt	61,845	177,455	72,641	176,076
Total shareholders' equity	165,412	124,745	163,135	122,602

Income Statement Data
Interest income:
Loans	$19,575	$22,000	$81,366	$90,715
Securities:
Taxable	923	1,151	3,971	5,006
Tax-exempt	112	47	322	231
Federal funds sold and other investments	139	268	675	1,078
Total interest income	20,749	23,466	86,334	97,030
Interest expense:
Time deposits	4,085	6,019	20,076	26,690
Demand and savings deposits	1,691	2,345	7,881	8,653
Subordinated debentures and other borrowings	757	1,087	3,084	5,388
Total interest expense	6,533	9,451	31,041	40,731
Net interest income	14,216	14,015	55,293	56,299
Provision for loan losses	10,803	11,846	23,513	16,649
Net interest income after provision for loan losses	3,413	2,169	31,780	39,650
Noninterest income:
Service fees	1,084	1,149	4,393	4,839
Loan-related fees	111	149	540	687
Letters of credit commissions and fees	213	208	982	1,034
Gain on securities transactions, net	876	--	1,220	91
Gain on sale of loans, net	--	--	--	288
Other noninterest income	422	381	1,742	1,487
Total noninterest income	2,706	1,887	8,877	8,426
Noninterest expense:
Salaries and employee benefits	4,911	5,645	20,406	24,298
Occupancy and equipment	1,902	2,096	7,908	8,128
Foreclosed assets, net	1,367	501	4,107	289

Total other-than-temporary impairment ("OTTI") on securities	124	302	2,095	1,961
Less: Noncredit portion of "OTTI"	(53)	--	(1,387)	--
Net impairment on securities	71	302	708	1,961

FDIC assessment	1,203	242	3,915	617

Goodwill impairment expense	2,500	--	2,500	--
Other noninterest expense	2,234	2,772	8,972	9,743
Total noninterest expense	14,188	11,558	48,516	45,036
Income (loss) before provision for income taxes	(8,069)	(7,502)	(7,859)	3,040
Provision (benefit) for income taxes	(2,155)	(2,758)	(2,201)	1,205
Net income (loss)	$(5,914)	$(4,744)	$(5,658)	$1,835

Dividends - preferred stock	$(562)	$--	$(2,156)	$--
Net income (loss) available to common stock	$(6,476)	$(4,744)	$(7,814)	$1,835

Per Share Data
Earnings (loss) per share - basic	$(0.59)	$(0.44)	$(0.72)	$0.17
Earnings (loss) per share - diluted	(0.59)	(0.44)	(0.72)	0.17
Weighted average shares outstanding:
Basic	10,916	10,861	10,904	10,833
Diluted	10,926	10,887	10,905	10,897
Dividends per common share	$--	$0.04	$0.04	$0.16

Performance Ratio Data
Return on average assets	(1.45)%	(1.19)%	(0.35)%	0.12%
Return on average shareholders' equity	(14.18)%	(15.13)%	(3.47)%	1.50%
Net interest margin	3.73%	3.72%	3.65%	3.87%
Efficiency ratio	68.65%	70.78%	70.61%	66.55%
Equity to assets (average)	10.22%	7.86%	10.10%	7.93%

CONTACT:  MetroCorp Bancshares, Inc., Houston
          George Lee, Executive Vice Chairman, President & CEO
            (713) 776-3876
          David Choi, EVP/Chief Financial Officer
            (713) 776-3876